Exhibit 99.1
REPROS PRESENTATION TO BE WEBCAST FROM THE 11TH ANNUAL
BIO/CEO & INVESTOR CONFERENCE AND
THE ROTH 21ST ANNUAL OC GROWTH STOCK CONFERENCE
     The Woodlands, TX — February 3, 2009 — Repros Therapeutics Inc. (NasdaqGM:RPRX) announced today that the Company’s President and CEO, Joseph Podolski, will present a corporate overview on Monday, February 9, 2009, at 2:15 p.m. Eastern Time during The 11th Annual Bio/CEO and Investor Conference in New York City. Mr. Podolski will also be presenting at the Roth 21st Annual OC Growth Stock Conference in Dana Point, California on Tuesday, February 17, 2009, at 2:30 p.m. Pacific Time.
     There will be a live video webcast of the events and subsequently archived for at least one month on the company’s website http://www.reprosrx.com under the “Events” heading on the home page. To ensure a timely connection to a webcast, it is recommended that users register at least 15 minutes prior to the scheduled start time to ensure adequate time to download any software that may be necessary.
About Repros Therapeutics Inc.
Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.
Our lead drug, Proellex®, is a selective blocker of the progesterone receptor and is being developed for the treatment of symptoms associated with uterine fibroids and endometriosis. We are also developing Proellex as a short course pre-surgical treatment for anemia associated with excessive menstrual bleeding related to uterine fibroids. There is no currently approved effective long-term orally administered drug treatment for uterine fibroids or endometriosis. In the United States alone, 300,000 women per year undergo a hysterectomy as a result of severe uterine fibroids.
Our second product candidate, Androxal®, is a single isomer of clomiphene citrate and is an orally active proprietary small molecule compound. We are developing Androxal for men of reproductive age with low testosterone levels who want to improve or maintain their fertility and/or sperm function while being treated for low testosterone. In November 2008, we received guidance from the FDA suggesting submission of a new IND to the Division of Metabolic and Endocrine Products, or DMEP, for the investigation of Androxal as a potential treatment for type 2 diabetes. We plan to submit a new IND for this indication to the DMEP as soon as practicable.
For more information, please visit the Company’s website at http://www.reprosrx.com.
Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros’ ability to raise additional capital in a timely manner and on acceptable terms or at all, Repros’ ability to have success in the clinical development of its technologies, the timing of enrollment and release of data in such clinical studies and the accuracy of such studies, limited patient populations of clinical studies to date and the possibility that final data may not be consistent with interim data and such other risks which are identified in the Company’s most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:	Repros Therapeutics Inc., The Woodlands Joseph S. Podolski, 281-719-3447 President & CEO